Calculation of Filing Fee Tables
S-8
Nebius Group N.V.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Ordinary Shares, nominal value Euro0.01	457(a)	30,000,000	$ 22.125	$ 663,750,000.00	0.0001531	$ 101,620.13
Total Offering Amounts:						$ 663,750,000.00		$ 101,620.13
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 101,620.13
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate amount of additional class A ordinary shares of the Registrant ("Ordinary Shares") that may be offered and issued as a result of any share split, share dividend or similar transaction. Represents an additional 30,000,000 of the Registrant's class A ordinary shares available for issuance under the Registrant's the Nebius Group N.V. Amended and Restated Equity Incentive Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant's class A ordinary shares as reported on the Nasdaq Global Select Market on April 30, 2025.